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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Micro Therapeutics, Inc. on Forms S-8 (File No. 333-23361 and File No. 333-23367) for the Employee Stock Purchase Plan, and for the 1993 Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan and 1996 Stock Incentive Plan of our report dated February 17, 1999 on our audits of the consolidated financial statements of Micro Therapeutics, Inc. as of December 31, 1998 and for the years ended December 31, 1998 and 1997, which report is included in this 1998 Annual Report on Form 10-KSB.



PricewaterhouseCoopers LLP

Newport Beach, California
March 26, 1999